FOR IMMEDIATE RELEASE

CONTACT:
Lee Rosen, Chairman	Carl Hymans
Wireless Holdings, Inc.	G. S. Schwartz & Co.
H2Diesel, Inc.	212-725-4500 ext. 304
561-807-6325	carlh@schwartz.com

WIRELESS HOLDINGS INC. ANNOUNCES APPPOINTMENT OF DAVID A. GILLESPIE
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY
AND OF H2DIESEL, ITS WHOLLY-OWNED SUBSIDIARY

Boca Raton, Florida, October 24, 2006, Wireless Holdings, Inc. (OTC Bulletin Board: WLHO) (the “Company”) announced today that it has named David Gillespie as President and Chief Executive Officer of the Company and of its wholly-owned subsidiary, H2Diesel, Inc. As previously announced, the Company completed on October 20, 2006 the acquisition of H2Diesel through a merger transaction.

Prior to joining H2Diesel, Mr. Gillespie served as a Vice President Business Development and Asset Management of Duke Energy Corporation from 2001 to 2006. Duke Energy is a New York Stock Exchanged Listed (DUK), Fortune 500, energy company with business units that include regulated gas pipeline and electric utilities, natural gas liquids processing, and domestic and international merchant energy.

While at Duke Energy, Mr. Gillespie developed and led all aspects of Duke Energy North America’s $3 billion, 200+ employee 800 megawatt generation business in the western United States and in Canada. From 1998 to 2001 he served as a Senior Director - Asset Management of Duke Energy, during which he provided overall leadership for that company’s merchant power projects in Connecticut and Maine. Mr. Gillespie has managed budgets in excess of $200 million and successfully brought the first two fully merchant 500MW combined cycle plants in New England into commercial operation.

Prior to joining Duke Energy, Mr. Gillespie served in various capacities with The United Illuminating Company (“UIL”) from 1982 to 1998. The United Illuminating Company is a New York Stock Exchange Listed (UIL) investor owned electric utility with annual revenues of $1.2 billion located in New Haven, Connecticut. During his career at UIL, Mr. Gillespie served as Director, Power Supply Services where he organized and implemented all commercial aspects of power generation business unit including system planning, fuel supply, wholesale marketing, risk management, and regulatory affairs. He was a member of the development team that negotiated and closed Bridgeport Energy project, one of first merchant generating stations in United States. In addition, he served as Senior Professional, Strategic Analysis and provided policy advice to executive management on issues related to corporate and industry restructuring.

Lee Rosen, Chairman of the Board of H2Diesel said, “With his years of effective, strategic and managerial expertise, we are delighted to have David A. Gillespie join us as President and CEO. We fully expect that he will be a driving force in establishing H2Diesel’s business and operations and help make us a recognized leader and innovator in the bio-fuel industry. His leadership will play a vital role in helping H2Diesel capitalize on the growing opportunity for the manufacture of our bio-fuel with expanded applications in the heating and power generation markets in addition to bio-diesel.”

“I’m honored to be named President and CEO of H2Diesel at a time when the company is focused on major expansion and development,” said David A. Gillespie. “It’s an exciting opportunity to help the Company establish a position as a solid growth entity. I firmly believe that our proprietary technology to manufacture an alternative bio-fuel from domestically produced vegetable oils provides us with a unique ability to capitalize on the expanding bio-fuel market. We will be immediately focusing on establishing our initial production plants and distribution channels for our bio-fuel.”

Mr. Gillespie received his MBA from the Rensselaer Polytechnic Institute, Hartford, Connecticut, and his BSME from the Worcester Polytechnic Institute, Worcester, Massachusetts.

Mr. Gillespie replaced Joseph Hess as President and Chief Executive Officer on October 20, 2006,  the effective date of the Merger and will become a director immediately upon compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

About H2Diesel, Inc.

H2Diesel is a development stage company that holds an exclusive license for North America, Central America and the Caribbean to proprietary technology for the manufacture of an alternative “bio-fuel” from domestically produced vegetable oils that is intended to be marketed as “bio-diesel” fuel or heating fuel or, alternatively, as a new class of bio-fuel or fuel additive. H2Diesel believes its bio-fuel can be used directly for home heating and power generation and also potentially as a motor fuel.  The Company further believes its proprietary bio-fuel will provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil. H2Diesel's business model calls for the establishment of bio-fuel production facilities directly and through sublicensing of its technology to qualified licensees.

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business, which include all the risks attendant a development stage business in the volatile energy industry, will be stated in more detail in our subsequent current report on Form 8-K which is expected to be filed with the Securities and Exchange Commission not later than October 26, 2006. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.